Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 15, 2023, except for note 2(ag), as to which the date is November 16, 2023, with respect to the consolidated financial statements of DDC Enterprise Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

November 16, 2023